For more information, please contact:	EXHIBIT 99.1

AmTrust Financial Services, Inc.
Investor Relations
Devora Goldenberg
212.220.7120 ext. 7041
IR@amtrustgroup.com

For immediate release
February 18, 2008

AmTrust Financial Services, Inc. Reports Fourth Quarter
Operating Earnings of $32.3 million and Net Income of $25.0 million

(New York) – AmTrust Financial Services, Inc. (NASDAQ: AFSI) today reported operating earnings of $32.3 million for the fourth quarter of 2008.  Operating earnings is a non-GAAP financial measure defined by the Company as net income, excluding realized investment gains and losses, net of tax.    Gross written premium for the fourth quarter of 2008 was $293.6 million and net income was $25.0 million.  For the year ended December 31, 2008, the Company reported gross written premium of $1.1 billion, operating earnings of $124.9 million and net income of $82.9 million.

During the fourth quarter of 2008, the Company incurred a realized loss on an after-tax basis of $7.4 million on its investment portfolio.  The realized loss was primarily related to other than temporary impairments of equity investments.

Fourth Quarter Overview:

Gross written premium in the fourth quarter 2008 increased by $47.2 million to $293.6 million or 19.2% from $246.4 million in the fourth quarter of 2007.  The Company

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reported operating earnings of $32.3 million or basic operating earnings per share of $0.54 for the fourth quarter of 2008, an increase of 26.1% from the fourth quarter of 2007. Net income for the fourth quarter 2008 was $25.0 million, or $0.42 basic earnings per share.

Fourth Quarter and 2008 Highlights:

•	Quarterly basic operating earnings per share was $0.54 ($0.43 in 2007)
•	Quarterly basic earnings per share was $0.42 ($0.38 in 2007)
•	2008 basic operating earnings per share was $2.08 ($1.45 in 2007)
•	2008 basic earnings per share was $1.38 ($1.50 in 2007)
•	Return on equity on operating earnings for three months ended December 31, 2008 was 33.1%
•	Return on equity on operating earnings for 2008 was 32.3%
•	Book value per share was $6.54 as of December 31, 2008 ($6.51 as of December 31, 2007)
•	The combined ratio for the fourth quarter was 77.3% (75.4% in 2007)
•	The combined ratio for the year ended December 31, 2008 was 74.4% (83.2% in 2007)

Fourth Quarter and Year-End 2008 Results:
Revenue:

Gross written premium for the fourth quarter was $293.6, an increase of 19.2% or $47.2 million from $246.4 million in the fourth quarter 2007.  Gross written premium for the year ended December 31, 2008 increased by $271.2 million or 32.3% to $1.1 billion from $839.4 million for the year ended December 31, 2007.   The increases were attributable to both organic growth and the continued successful integration of our recent acquisitions.

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Net written premium (gross written premium less cessions for reinsurance, including cessions to Maiden Insurance Company (Maiden)) in the fourth quarter of 2008 increased by $39.5 million or 31.2%, to $166.0 million from $126.5 million in the fourth quarter of 2007 and net earned premium for the fourth quarter of 2008 increased by $20.1 million or 17.7%, to $133.4 million from $113.3 million in the fourth quarter 2007.

For the year ended December 31, 2008, net written premium increased $135.0 million or 32.2% to $554.9 million from $419.9 million for the year ended December 31, 2007 and net earned premium for 2008 decreased by $5.1 million or 1.2%, to $439.1 million from $444.2 million in 2007.  The decrease resulted primarily from the effect of a full year of cessions to Maiden in 2008.

As previously disclosed, the Company entered into a reinsurance agreement with Maiden effective July 1, 2007.  Under the terms of this reinsurance agreement, the Company ceded approximately $379 million and $248 million of written premium to Maiden in 2008 and 2007, respectively.

The Company’s agreement with Maiden generated $23.6 million and $19.0 million of earned ceding commission for the fourth quarters of 2008 and 2007, respectively. The Company earned $112.5 million of ceding commission from Maiden during 2008 compared to $59.1 million during 2007. The agreement continues to enable the Company to leverage its balance sheet, increase its writings, decrease its expense ratio and, most importantly, increase its return on equity.

Commission and fee income (exclusive of ceding commission from Maiden) for the fourth quarter 2008 increased by $1.9 million or 51.4% to $5.6 million from $3.7 million for the fourth quarter 2007.  Commission and fee income for the year ended December 31, 2008 increased by $8.6 million or 42.2% to $29.0 million from $20.4 million for the year ended December 31, 2007.  The increase in both periods was attributable primarily to reinsurance brokerage fees from Maiden and servicing carrier fees resulting from assigned risk servicing carrier appointments in three additional states in 2008.

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Net investment income, excluding realized gains and losses in the fourth quarter 2008, was $14.5 million compared to $12.6 million in the fourth quarter 2007.  Average invested assets for the three months ended December 31, 2008 was approximately $1.4 billion compared to $1.3 billion for the three months ended December 31, 2007.  Net investment income, excluding realized gains and losses for the year ended December 31, 2008, increased by 13.2% to $57.6 million from $50.9 million for the year ended December 31, 2008.  During the year ended December 31, 2008 the Company realized investment losses of $42.0 million on an after-tax basis.

Expenses:

The Company’s loss ratio for the quarter ended December 31, 2008 was 53.9% compared to 57.6% for the quarter ended December 31, 2007.  The Company’s loss ratio for the year ended December 31, 2008 was 54.3% compared to 62.4% for the year ended December 31, 2007.

Acquisition Costs and Other Underwriting Expenses less Ceding Commission Revenue for the three months ended December 31, 2008 increased by $11.0 million to $31.2 million from $20.2 million for the three months ended December 31, 2007.  The increase resulted, primarily, from increased premium writings in 2008.  The expense ratio for the three months ended December 31, 2008 increased to 23.4% from 17.8% for the three months ended December 31, 2007.

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Acquisition Costs and Other Underwriting Expenses less Ceding Commission Revenue for the year ended December 31, 2008 decreased by $4.2 million to $88.3 million from $92.5 million for the year ended December 31, 2007.  The decrease was primarily the result of $114.4 million of ceding commission from Maiden recognized in 2008 compared to $59.1 million in 2007, offsetting increases to acquisition costs and other underwriting expenses from increased premium writings.  As a result, the expense ratio for the year ended December 31, 2008 decreased to 20.1% from 20.8% for the year ended December 31, 2007.

Other Matters:

Shareholders’ Equity as of December 31, 2008 increased to $392.5 million from $390.4 million as of December 31, 2007.  During the quarter, the Board of Directors declared a quarterly dividend of $0.05 per share.  During the year ended December 31, 2008 the Board declared dividends in total of $0.18 per share.

As of December 31, 2008 the Company’s debt-to-capitalization ratio was 32.0%.  During the second quarter of 2008, the Company entered into a three-year $40 million term loan, which was reduced as of December 31, 2008 to $33.3 million.  Additionally, the Company’s has $123.7 million of 30-year trust preferred securities.

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Conference Call:

On February 19, 2008 at 10 a.m. ET, the Company will hold a conference call that can be accessed as follows:

Toll-free Dial-in:  877.718.5111
Toll Dial-in (Int’l Callers): 719.325.4806

In order to participate in the conference call, you must register at:
            http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call.  In addition, a telephonic replay will be available for seven days and can be accessed by dialing 888.203.1112 or 719.457.0820.  Enter replay passcode 4038905.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations.  The Company undertakes no obligation to publicly update any forward-looking statements.

AFSI-F
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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Gross premium written	$293,550	$246,434	$1,110,574	$839,391

Premium income
Net premium written	$165,985	$126,457	$554,913	$419,881
Change in unearned premium	(32,579)	(13,121)	(115,816)	24,355
	133,406	113,336	439,097	444,236

Ceding commission (primarily related party)	22,952	19,797	115,474	62,842
Commission and fee income	5,567	3,680	28,978	20,368
Investment income, net	14,486	12,561	57,598	50,887
Net realized gains (losses)	(11,345)	(4,304)	(64,585)	4,644
Other investment gain (loss) on managed assets	-	(3,836)	(2,900)	(6,053)
	31,660	27,898	134,565	132,688

Total revenue	165,066	141,234	573,662	576,924

Loss and loss adjustment expense	71,910	65,289	238,303	276,986
Acquisition costs and other underwriting expenes	54,175	40,010	203,747	155,366
Other	3,958	3,764	17,318	13,816
	130,043	109,063	459,368	446,168

Income from continuing operations	35,023	32,171	114,294	130,756

Other income (expense):
Foreign currency gain (loss)	2,041	54	2,700	129
Interest expense	(4,547)	(3,104)	(16,399)	(10,089)
	(2,506)	(3,050)	(13,699)	(9,960)

Income from continuing operations before provision for income taxes	32,517	29,121	100,595	120,796

Provision for income taxes	7,563	10,125	20,567	36,709
Minority interest in net loss of subsidiary	-	(3,836)	(2,900)	(6,053)
Net income available to common shareholders	$24,954	$22,832	$82,928	$90,140

Operating earnings(1)	$32,328	$25,630	$124,908	$87,121

Earnings per common share:
Basic earnings per share	$0.42	$0.38	$1.38	$1.50
Diluted earnings per share	$0.41	$0.38	$1.37	$1.49
Basic operating earnings per share	$0.54	$0.43	$2.08	$1.45

Weighted average number of basic shares outstanding	60,009	59,956	59,991	59,958
Weighted average number of diluted shares outstanding	60,281	60,796	60,671	60,674

Combined ratio	77.3%	75.4%	74.4%	83.2%

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	December 31,
	2008	2007

Cash, cash equivalents and investments	$1,361,440	$1,289,600
Premiums receivables	410,051	257,756
Goodwill and intangible assets	102,425	53,232
Total assets	3,115,705	2,322,794
Loss and loss expense reserves	1,014,059	775,392
Unearned premium	759,915	527,758
Trust preferred securities	123,714	123,714
Total stockholders' equity	$392,548	$390,386

AmTrust Financial Services, Inc. Non-GAAP Financial Measure (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Reconciliation of net income to operating earnings:
Net income	$24,954	$22,832	$82,928	$90,140
Less: Net realized gains (losses) net of taxes	(7,374)	(2,798)	(41,980)	3,019
Operating earnings(1)	$32,328	$25,630	$124,908	$87,121

Operating earnings per common share:
Basic earnings per share	$0.54	$0.43	$2.08	$1.45
Diluted earnings per share	$0.54	$0.42	$2.06	$1.44

(1)	Net operating income is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax, which provides a useful indicator of trends in the Company's underlying operations.